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                                                                    EXHIBIT 23.8

                   PRUDENTIAL SECURITIES INCORPORATED CONSENT

                                                                October 10, 2000

The Board of Directors
Agritope, Inc.
16160 SW Upper Boones Ferry Road
Portland, OR 97224

Members of the Board of Directors:

    We hereby consent to the inclusion of our opinion letter to the Board of Directors of Agritope, Inc. ("Agritope") as Annex C to the Prospectus/Proxy Statement of Agritope and Exelixis, Inc. ("Exelixis") relating to the proposed merger involving Agritope and Exelixis and references thereto in such Prospectus/Proxy Statement under the captions: SUMMARY--Reasons for the Merger;
SUMMARY--Opinion of Agritope's Financial Advisor; THE MERGER--Agritope's Reasons for the Merger; and THE MERGER--Opinion of Agritope's Financial Advisor. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                                          Sincerely,

                                          PRUDENTIAL SECURITIES INCORPORATED

                                          /s/ PRUDENTIAL SECURITIES
                                          INCORPORATED